UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
May 7, 2007

PICO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

California	10-18786	94-2723335

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 Prospect Street, Suite 301, La Jolla, California	92037

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
(858) 456-6022

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On May 7, 2007, Ronald Langley announced his retirement as Chairman of the Board of Directors (the “Board”) of PICO Holdings, Inc. (“PICO”) as of December 31, 2007. Mr. Langley will continue to serve as a Director of PICO, at least through December 31, 2008, as described in the attached PICO press release dated May 7, 2007, furnished herewith as Exhibit 99.1.
     The PICO Board will elect PICO’s new Chairman at its November 2007 meeting. In the interim, John D. Weil, a PICO Director since 1987, was elected as Lead Director by the Board on May 7, 2007, effective May 7, 2007, as described in the press release.
     On May 7, 2007 a new employment agreement for John R. Hart, PICO’s President and Chief Executive Officer, was approved by the Board, as recommended by the Compensation Committee (the “Employment Agreement”). The Employment Agreement will replace Mr. Hart’s prior employment agreement dated January 1, 2006 and is effective for the period of May 7, 2007 through December 31, 2012.
     The Employment Agreement provides for a base salary in 2007 of $1,228,800, subject to an annual cost of living adjustment approved by the Compensation Committee. Beginning in 2008, $500,000 will be added to adjusted 2007 base salary to determine the base salary for 2008. For the years 2009 through 2012, the base salary shall be subject to annual cost of living adjustments approved by the Compensation Committee.
     The Employment Agreement provides for an annual incentive award based on the growth of the Company’s book value per share, above a threshold. The incentive award is earned when the Company’s percentage increase in book value per share for a given fiscal year exceeds the threshold of 80% of the S&P 500 annualized total return for the five previous calendar years. In that event, the incentive award would be equal to 7.5% of the increase in book value per share multiplied by the number of the Company’s shares outstanding at the beginning of the fiscal year. Any incentive award is paid in cash, less applicable tax withholdings.
     Additionally, the Employment Agreement provides that the Compensation Committee will grant to Mr. Hart no later than December 31, 2008, 419,178 freestanding stock-settled stock appreciation rights (“SARS”) under the PICO Holdings, Inc. 2005 Long-Term Incentive Plan (the “Plan”). The exercise price of the SARs will be the closing market price of the Company’s shares on the Nasdaq Global Market on the date of grant and the SARs will vest one-third on the date of grant and one-third on each anniversary thereafter.
     The Employment Agreement provides that Mr. Hart will be entitled to the standard employee benefits package available to all employees of the Company.
     If Mr. Hart is terminated for any reason other than cause prior to January 1, 2009, the Employment Agreement provides that he (or his beneficiary in the case of death or disability) shall be paid a lump sum of $3,686,400. If Mr. Hart is terminated after January 1, 2009 and prior to December 31, 2012, he (or his beneficiary, as appropriate) shall be paid a lump sum equal to $3,686,400 minus the amount of base salary paid to Mr. Hart after January 1, 2009 to the date of termination. In addition, Mr. Hart (or his beneficiary, as appropriate) shall receive the pro rata portion of the annual incentive award that would have been payable for the year in which termination occurs; the portion of the annual incentive award payable shall be equal to the incentive award payable for the full year times a fraction, the numerator of which shall be the increase in book value per share at the date of termination and the denominator of which shall be the increase in the book value per share at December 31 of the year of termination.
     The Employment Agreement also provides that if Mr. Hart terminates employment for any reason prior to December 31, 2010, the Company shall make a lump sum payment to him. This lump sum amount shall be $400,000 if he terminates employment during calendar year 2007. Such lump sum amount decreases by $100,000 for each subsequent calendar year.
     The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, filed herewith as Exhibit 10.15.
     On December 12, 2005, the Compensation Committee awarded a grant of 838,356 SARs to Mr. Langley under the Plan. The exercise price for each SAR is $33.76, and the expiration date established in the December 12, 2005 grant was December 12, 2015. On May 7, 2007, the Board approved, as recommended by the Compensation Committee, Amendment No. 1 to Mr. Langley’s December 12, 2005 SAR grant which changed the expiration date for Mr. Langley’s SARs to December 31, 2008. A copy of Amendment No. 1 is attached hereto as Exhibit 10.16.

Item 9.	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(a) Not applicable
(b) Not applicable
(c) Not applicable
(d) Exhibits

Exhibit Number	Description

10.15	Employment Agreement for John R. Hart effective May 7, 2007
10.16	Amendment No. 1 to Ronald Langley’s December 12, 2005 Grant of Freestanding Stock-Settled Stock Appreciation Rights
99.1	Press Release dated May 7, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PICO HOLDINGS, INC.

Date: May 9, 2007	By:	/s/ Maxim C. W. Webb

Maxim C. W. Webb Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description

10.15	Employment Agreement for John R. Hart effective May 7, 2007

10.16	Amendment No. 1 to Ronald Langley’s December 12, 2005 Grant of Freestanding Stock-Settled Stock Appreciation Rights

99.1	Press Release dated May 7, 2007